Exhibit 2
                            SHARE PURCHASE AGREEMENT

         THIS SHARE PURCHASE AGREEMENT (this "Agreement"), is entered into as of the 29th day of September, 2004, by and among: (i) Suzhou Hengyi Pharmaceuticals of Feedstock Co., Ltd ("Hengyi"), a company established in the People's Republic of China ("China") and engaged in discovery and manufacturing raw materials for drugs in China and (ii) China Biopharmaceuticals Holdings Inc., a Delaware corporation ("CBH"). Hengyi and CBH are referred to collectively as the "Parties".

         WHEREAS, on the terms and conditions hereinafter provided, CBH acquire from Hengyi, and Hengyi wishes to transfer to CBH 51% of the issued and outstanding share capital of Hengyi (the "Transferred Shares") in exchange for:
(i) 1,600,000US$ cash and 1,200,000 shares of newly-issued common stock of CBH on a fully-diluted basis;

         NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, it is hereby agreed as follows:

                                    ARTICLE I

                         REPRESENTATIONS, COVENANTS, AND
                              WARRANTIES OF HENGYI

         As an inducement to, Hengyi, represents and warrants as follows:

1.1 Organization. Hengyi is a company duly organized and validly existing under the laws of China and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business. Schedule 1.1 includes: (i) a certified copy of the Certificate of Incorporation of Hengyi in effect as of the date of this Agreement, (ii) the bylaws of the Corporation in effect as of the date of this Agreement.

1.2 Due Authorization. Hengyi has taken, or will have taken prior to Closing (as defined below), all actions required by law, its articles of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Hengyi of this Agreement and consummation by Hengyi of the transactions contemplated by this Agreement.

1.3 Absence of Violation. The execution and delivery of this Agreement, and all exhibits hereto does not and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with, violate, result in a breach of or constitute a default under any provision of the Articles of Incorporation (as amended) or bylaws or other organizational documents of Hengyi; (ii) violate, conflict with or result in the breach or termination of or modification, or otherwise give any other contracting party the right to terminate or modify, or constitute a default, with or without notice, the lapse of time or both, or cause the acceleration of any obligation, under the terms of any contract to

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which Hengyi is a party,  (iii)  result in the  creation of any lien,  charge or encumbrance upon the properties or other assets of the Corporation, or (iv) conflict with, violate, result in a breach of or constitute a default under any judgment, order, injunction, decree or award against, or binding upon, Hengyi or upon any of its properties or assets.

1.4 Consents. Hengyi is not subject to any law, ordinance, regulation, rule, order, judgment, injunction, decree, charter, bylaw, contract, commitment, lease, agreement, instrument or other restriction of any kind which would prevent Hengyi from performing the terms of this Agreement or any of the transactions contemplated hereby without the consent of any third party, or which would require the consent of any third party for the consummation of this Agreement or any of the transactions contemplated hereby, or which would result in any penalty, forfeiture or other termination as a result of such consummation.

1.5 Binding Obligation. When executed by Hengyi, this Agreement and all exhibits hereto and the representations and warranties contained herein and therein will constitute a valid and binding obligation of Hengyi enforceable in accordance with their respective terms.

1.6 Compliance With Laws and Regulations. Hengyi has complied with all applicable statutes and regulations of any nation, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Hengyi or except to the extent that noncompliance would not result in the occurrence of any material liability for Hengyi.

1.7 Litigation. There are no claims, actions, suits, proceedings or investigations pending or threatened or reasonably anticipated against or affecting Hengyi or any of its assets or business or this Agreement or any exhibit hereto, at law or in equity, by or before any court, arbitrator or governmental authority, domestic or foreign.

1.8 No Bankruptcy. There has not been filed any petition or application, nor any proceeding commenced by or against Hengyi with respect to any assets of Hengyi under any law, domestic or foreign, relating to bankruptcy, reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors' rights, and no assignment has been made by Hengyi for the benefit of creditors generally.

1.9 Shareholder's Agreements. Except for this Agreement and any agreements incorporated as exhibits hereto, there is no agreement which governs or purports to govern the shareholdings of Hengyi or which restricts or purports to restrict the exercise by any shareholder of Hengyi of his rights as a shareholder of Hengyi, including without restriction, any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rates or disposition of the shares (or units or other equity interest, as the case may be) of Hengyi.

1.10 Tax Returns. Except as set forth on Schedule 1.10, all required tax returns and information returns and reports of or relating to any tax and the information and data contained therein have been properly and accurately compiled and completed in all material respects, and filed in a timely manner with the appropriate taxation authority for Hengyi. 1.11 Guarantees. Hengyi does not have any outstanding contracts or commitments guaranteeing (or indemnifying or making contribution to others for breaches in connection with) the payment or collection or the performance of the obligations of others, and none of them has entered into any deficiency agreements, or issued any comfort letters, or otherwise granted any material financial assistance to any person, firm, corporation or other entity.

1.12 No Non-Competition Agreement. There is no restriction agreement nor any non-solicitation or non-competition agreement or other agreement restricting in any way the carrying on of the business of Hengyi binding upon Hengyi.

1.13 Intellectual Property. Hengyi has not and is not violating any patents, material trade marks, trade names, copyrights, service marks, applications therefore and other industrial and intellectual property.

1.14 No Materially Adverse Undisclosed Facts. There is no fact known to the management of Hengyi which has not previously been disclosed in writing to CBH which may materially adversely affect Hengyi or its respective assets, properties, business, prospects, operation or condition (financial or otherwise), or which should be disclosed to CBH in order to make any of the warranties and representations herein true and not misleading and no state of facts is known (or with reasonable diligence would be known) to the management of Hengyi that would operate to prevent Hengyi from continuing to carry on its business in the manner in which carried on at the date hereof.

1.15  Absence of  Certain  Changes  or  Events.  Except in order to fulfill  the obligations created by this Agreement and to complete the transactions contemplated herein, from the date of this Agreement until the completion of the Closing (as described below) Hengyi will: (i) not incur any liability or obligation whatsoever, secured or unsecured, direct or indirect, other than in the ordinary and usual course of its business; (ii) not enter into any contracts or agreements whatsoever, other than in the ordinary and usual conduct and course of its business; (iii) not change any of its accounting methods, principles, practices or policies; (iv) not cease to operate its properties and to carry on its business as heretofore carried on, nor fail to maintain all of its properties, rights and assets consistently with past practices; (v) not sell or otherwise in any way alienate or dispose of any of its assets other than in the ordinary course of business and in a manner consistent with past practices;
(vi) not modify its  Articles  of  Incorporation,  Bylaws or capital  structure;
(vii) not make any modification to its authorized or issued shares, nor redeem, retire, repurchase or otherwise acquire, nor issue, sell or otherwise dispose of, shares of its capital stock other equity interests or warrants, bonds or rights in its own capital, (viii) not make any distribution, by way of dividend or otherwise, to any of its shareholders or to any affiliate or associate thereof, or reserve or declare any dividend; (ix) not make any material change in the form of compensation or remuneration payable or to become payable to any of its shareholders, directors, officers, employees or agents nor in the rate thereof; (x) other than the ordinary course of business, not grant to any customer any special allowance or discount, or change its pricing, credit or payment policies; (xii) not permit, cause or suffer any extraordinary losses not covered by insurance; (xiii) not remove any director or auditor or terminate any officer or have any of the foregoing resign; (xiv) not purchase or otherwise acquire any shares or other equity interest, as the case may be, in any person. Hengyi further represents that (xv) it is not currently facing any action or suit, proceeding, inquiry, or any threat thereof, against or affecting Hengyi at law or in equity or before or by any foreign, national, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality which may in any way materially and adversely affect Hengyi;
(xvi) there have not been any transactions, agreements, arrangements or payments (including, without limitation, salaries, bonuses, royalties or fees) relating to or affecting Hengyi or its business: (A) involving any related entity of Hengyi, (B) involving any current or former director, officer, shareholder of Hengyi, or (C) involving any member of the immediate family of any individual described in clause (B) above, (D) involving any other person not acting at arm's length with Hengyi or (v) not otherwise at arm's length.

1.16 Reliance. All representations and warranties of Hengyi contained herein, shall be deemed to have been relied upon by CBH and its shareholders notwithstanding any investigation heretofore or hereafter made by CBH or by their counsel or by any other representative of CBH and shall survive the date hereof and continue in full force and effect for the benefit of CBH and its shareholders for an unlimited duration in case of fraud, gross negligence, material willful concealment or until the limitation period under any applicable tax statute has expired or, in all other cases, until the fifth anniversary of the date hereof.



                                   ARTICLE II

                   REPRESENTATIONS, COVENANTS, AND WARRANTIES
                                     OF CBH

         As an inducement to, and to obtain the reliance of Hengyi, CBC represents and warrants, with respect to itself, as applicable, as follows:


2.1      Organization.

(b) CBH is a company duly organized and validly existing under the laws of Delaware and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business. Schedule 2.1 (b) includes: (i) a certified copy of the Certificate of Incorporation of CBH in effect as of the date of this Agreement, and (ii) the bylaws of CBC in effect as of the date of this Agreement.

2.2 Due Authorization. CBH has taken, or will have taken prior to Closing (as defined below), all actions required by law, its articles of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by CBH of this Agreement and consummation by CBH of the transactions contemplated by this Agreement.

2.3 Absence of Violation. The execution and delivery of this Agreement, and all exhibits hereto does not and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with, violate, result in a breach of or constitute a default under any provision of the Articles of Incorporation (as amended) or bylaws or other organizational documents of CBH, as applicable; (ii) violate, conflict with or result in the breach or termination of or modification, or otherwise give any other contracting party the right to terminate or modify, or constitute a default, with or without notice, the lapse of time or both, or cause the acceleration of any obligation, under the terms of any contract to which CBH is a party, (iii) result in the creation of any lien, charge or encumbrance upon the properties or other assets of CBH, or (iv) conflict with, violate, result in a breach of or constitute a default under any judgment, order, injunction, decree or award against, or binding upon, any of its properties or assets, upon CBH or upon any of the properties or assets of CBH.

2.4 Consents. CBH is subject to any law, ordinance, regulation, rule, order, judgment, injunction, decree, charter, bylaw, contract, commitment, lease, agreement, instrument or other restriction of any kind which would prevent CBH from performing the terms of this Agreement or any of the transactions contemplated hereby without the consent of any third party, or which would require the consent of any third party for the consummation of this Agreement or any of the transactions contemplated hereby, or which would result in any penalty, forfeiture or other termination as a result of such consummation.

2.5 Binding Obligation. When executed by CBH, this Agreement, and all exhibits hereto and the representations and warranties contained herein and therein will constitute a valid and binding obligation of CBH, jointly and severally, enforceable in accordance with their respective terms.

2.6 Compliance With Laws and Regulations. CBH has complied with all applicable statutes and regulations of Delaware, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of CBH except to the extent that noncompliance would not result in the occurrence of any material liability for CBH.

2.7 Litigation. There are no claims, actions, suits, proceedings or investigations pending or threatened or reasonably anticipated against or affecting CBH or any of its assets or business or this Agreement or any exhibit hereto, at law or in equity, by or before any court, arbitrator or governmental authority, domestic or foreign.

2.8 No Bankruptcy. There has not been filed any petition or application, nor any proceeding commenced by or against CBH with respect to any assets of CBH under any law, domestic or foreign, relating to bankruptcy, reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors' rights, and no assignment has been made by CBH for the benefit of creditors generally.

2.9 Tax Returns. Except as set forth on Schedule 2.9, all required tax returns and information returns and reports of or relating to any tax and the information and data contained therein have been properly and accurately compiled and completed in all material respects, and filed in a timely manner with the appropriate taxation authority for CBH. 2.10 Guarantees. CBH does not have any outstanding contracts or commitments guaranteeing (or indemnifying or making contribution to others for breaches in connection with) the payment or collection or the performance of the obligations of others, and none of them has entered into any deficiency agreements, or issued any comfort letters, or otherwise granted any material financial assistance to any person, firm, corporation or other entity.

2.11 Non-Competition Agreement. There is no restriction agreement nor any non-solicitation or non-competition agreement or other agreement restricting in any way the carrying on of the business of CBH binding upon CBH.

2.12  Intellectual  Property.  (a) CBH has not and is not violating any patents,
material  trade  marks,  trade  names,  copyrights,   service  marks  and  other
industrial and intellectual property.

2.13 No Materially Adverse Undisclosed Facts. There is no fact known to the management of CBH which has not previously been disclosed in writing to Hengyi which may materially adversely affect CBH or its respective assets, properties, business, prospects, operation or condition (financial or otherwise), or which should be disclosed to Hengyi in order to make any of the warranties and representations herein true and not misleading and no state of facts is known (or with reasonable diligence would be known) to the management of CBH, which would operate to prevent CBH from continuing to carry on its business in the manner in which carried on at the date hereof.


                                   ARTICLE III

                                   THE CLOSING

3.1 - The Exchange. Hengyi agrees to assign, transfer, and deliver to CBH, 51% of the issued and outstanding common shares of Hengyi, and CBH agrees to acquire such shares by issuing and delivering to Hengyi in exchange therefore 1,600,000US$ cash and 1,200,000 shares of newly-issued common stock of CBH on a fully-diluted basis to the shareholders of CBH or their designees. 1,200,000 shares of newly-issued common stock of CBH shall be issued to Hengyi or its designees within 30 days after this agreement signed by both parties. 1,600,000US$ cash shall be injected to Hengyi by CBH within 6 month by 2 payment after this agreement signed by both parties. The first payment shall be 320,000 USD$ cash and shall be injected to Hengyi within 3 month after this agreement signed by both parties. All cash injected to Hengyi by CBH shall remain in Hengyi for operation purpose.

3.2 - Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall be on 29th of September, 2004 or at such time and place as the parties may mutually agree ("Closing Date").

3.3 - Closing Events. At the Closing, each of the respective Parties hereto shall execute, acknowledge, and/or deliver, as applicable, or shall ensure to be executed, acknowledged, and delivered, as applicable, the following:

         (a) the resignation of the entire current board of directors of Hengyi and the simultaneous election of new board members designated by CBH and Hengyi.
         (b) In the case of Hengyi: (i) Start applying government approval and applying for new corporation certificate indicating change of control of Hengyi and CBH is the majority shareholder of Hengyi holing 51% of the total issued and outstanding common shares of Hengyi from government authorities(ii) Change corporation Bylaw indicating CBH is the majority shareholder of Hengyi holding 51% of total issued and outstanding common shares of Hengyi.
         (c)      In the case of CBH: (i) Prepare for cash  injection to Hengyi.
                  (ii) Prepare issuing new shares to Hengyi.
         (d) Any and all certificates, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.


                                   ARTICLE IV

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF HENGYI

         In addition to the conditions precedent set forth in Section 3.2 to this Agreement, the obligations of Hengyi under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

4.1 - Accuracy of Representations. The representations and warranties made by CBH in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and CBH shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

4.2 - No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of CBH nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of CBH.

                                    ARTICLE V

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF CBH

         In addition to the conditions precedent set forth in Section 3.2 to this Agreement, The obligations of CBC under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

5.1 - Accuracy of Representations. The representations and warranties made by Hengyi in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Hengyi shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Hengyi prior to or at the Closing.

5.2 - No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of Hengyi nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Hengyi.



                                   ARTICLE VI

                                  MISCELLANEOUS

6.1 - Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of China without regard to its conflicts of laws principles.

6.2 - Resolution of Disputes.

         (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be resolved through friendly consultation, if possible. Such consultation shall begin immediately after one party has delivered to the other party a written request for such consultation (the "Consultation Date"). If the dispute cannot be resolved within 30 days following the Consultation Date, the dispute shall be submitted to arbitration upon the request of either party, with written notice to the other party.

         (b) Arbitration. The arbitration shall be conducted by a tribunal (the "Tribunal") in China under the auspices of the China Arbitration Association in accordance with the commercial arbitration rules and supplementary procedures for international commercial arbitration of the China Arbitration Association. All arbitration proceedings shall be conducted in

                  China. Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other party in connection with the arbitration proceedings. Arbitration shall be the sole, binding, exclusive and final remedy for resolving any dispute between the parties; either party may apply to any court of competent jurisdiction in China for enforcement of any award granted by the Tribunal.

         (c) During the period when a dispute is being resolved, except for the matter being disputed, the parties shall in all other respects continue to abide by the terms of this Agreement.

6.3 - Notices. Any notice or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

         (a)      If to Hengyi, addressed as follows:

                  54 Kuntai Rd
                  Kunshan City, Jiangsu Province, PRC
                  Tel: 86-512-57661288(pound)>>
                  Fax: 86-512-57663281

                  Attn: Yang, Qiao Ming(Authorized Person)


         (b)      If to each of CBH, addressed as follows:

                  44 West 24th Street
                  New York, NY 10010
                  Facsimile: 212-645-0332

                  Attn: Peng Mao (Chief Executive Officer)


6.4 - Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

6.5 - Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof.

6.6 - Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of three months. All rights and obligations under this entire Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators and assigns of the parties.

6.7 - Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. For purposes of this Agreement, facsimile signatures may be deemed originals.

6.8 - Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same of any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each party hereto as of the date first above written.

                                            HENGYI


                                            By:_________________________________
                                            Name: Yang, Qiao Ming
                                            Title: Authorized Person


                                            CBH


                                            By:_________________________________
                                            Name: Mao, Peng
                                            Title: Chief Executive Office